Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

NIVALIS THERAPEUTICS, INC.,

a Delaware corporation;

NAUTILUS MERGER SUB, INC.,

a Delaware corporation; and

ALPINE IMMUNE SCIENCES, INC.,

a Delaware corporation

Dated as of April 18, 2017

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3.5	Non-Contravention; Consents	30
3.6	Capitalization	31
3.7	SEC Filings; Financial Statements	32
3.8	Absence of Changes	34
3.9	Absence of Undisclosed Liabilities	34
3.10	Title to Assets	35
3.11	Real Property; Leasehold	35
3.12	Intellectual Property	35
3.13	Agreements, Contracts and Commitments	38
3.14	Compliance; Permits; Restrictions	40
3.15	Legal Proceedings; Orders	42
3.16	Tax Matters	43
3.17	Employee and Labor Matters; Benefit Plans	44
3.18	Environmental Matters	46
3.19	Insurance	46
3.20	Transactions with Affiliates	47
3.21	No Financial Advisors	47
3.22	Valid Issuance	47
3.23	No Other Representations or Warranties	47
3.24	Opinion of Financial Advisor	47

Section 4. Certain Covenants of the Parties		47

4.1	Operation of Nautilus’ Business	47
4.2	Operation of the Company’s Business	49
4.3	Access and Investigation	51
4.4	No Solicitation	52
4.5	Notification of Certain Matters	53

Section 5. Additional Agreements of the Parties		53

5.1	Registration Statement; Proxy Statement	53
5.2	Company Stockholder Written Consent	55
5.3	Nautilus Stockholders’ Meeting	57
5.4	Regulatory Approvals	60
5.5	Company Options and Company Warrants	60
5.6	Nautilus Options	61
5.7	Employee Benefits	61
5.8	Indemnification of Officers and Directors	61
5.9	Additional Agreements	63
5.10	Disclosure	63
5.11	Listing	64
5.12	Tax Matters	64
5.13	Legends	65
5.14	Directors and Officers	65
5.15	Termination of Certain Agreements and Rights	65
5.16	Corporate Identity	65
5.17	Section 16 Matters	65
5.18	Cooperation	66

5.19	Allocation Certificate	66
5.20	Company Financial Statements	66
5.21	Nautilus Reverse Stock Split	66
5.22	Nautilus Wind-Down	67

Section 6. Conditions Precedent to Obligations of Each Party		67

6.1	Effectiveness of Registration Statement	67
6.2	No Restraints	67
6.3	Stockholder Approval	67
6.4	Listing	67

Section 7. Additional Conditions Precedent to Obligations of Nautilus and Merger Sub		67

7.1	Accuracy of Representations	67
7.2	Performance of Covenants	68
7.3	Closing Certificate	68
7.4	Company Pre-Closing Financing	68
7.5	FIRPTA Certificate	68
7.6	No Company Material Adverse Effect	68
7.7	Termination of Investor Agreements	68
7.8	Lock-Up Agreements	68
7.9	Company Closing Financial Certificate	69

Section 8. Additional Conditions Precedent to Obligation of the Company		69

8.1	Accuracy of Representations	69
8.2	Performance of Covenants	69
8.3	Documents	70
8.4	Sarbanes-Oxley Certifications	70
8.5	No Nautilus Material Adverse Effect	70
8.6	Lock-Up Agreements	70
8.7	Tax Opinion	70

Section 9. Termination		70

9.1	Termination	70
9.2	Effect of Termination	73
9.3	Expenses; Termination Fees	73

Section 10. Miscellaneous Provisions		76

10.1	Non-Survival of Representations and Warranties	76
10.2	Amendment	76
10.3	Waiver	76
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	76
10.5	Applicable Law; Jurisdiction	76
10.6	Attorneys’ Fees	77
10.7	Assignability	77
10.8	Notices	77
10.9	Cooperation	78
10.10	Severability	78

10.11	Other Remedies; Specific Performance	79
10.12	No Third Party Beneficiaries	79
10.13	Construction	79

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Nautilus Stockholder Support Agreement
Exhibit C	Form of Company Stockholder Support Agreement
Exhibit D	Subscription Agreement
Exhibit E	Form of Nautilus Charter Amendment
Exhibit F	Form of Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 18, 2017, by and among NIVALIS THERAPEUTICS, INC., a Delaware corporation (“Nautilus”), NAUTILUS MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Nautilus (“Merger Sub”), and ALPINE IMMUNE SCIENCES, INC., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Nautilus and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Nautilus.

B.                                    The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C.                                    The Nautilus Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Nautilus and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Nautilus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Nautilus vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Nautilus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Nautilus’ certificate of incorporation to effect the Nautilus Reverse Stock Split.

D.                                    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.                                     The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.                                      Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Nautilus listed on Section A of the Nautilus Disclosure Schedule (solely in their capacity as stockholders of Nautilus) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Nautilus Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Nautilus in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

G.                                    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Nautilus’ willingness to enter into this Agreement, the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Nautilus in substantially the form attached hereto as Exhibit C (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H.                                   It is expected that the issuance of shares of Nautilus Common Stock to the stockholders of the Company pursuant to the Merger will result in a change of control of Nautilus.

I.                                        It is expected that within two Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement in a form reasonably acceptable to Nautilus, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

J.                                        Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Nautilus to enter into this Agreement, certain investors have executed the Subscription Agreement, in the form attached hereto as Exhibit D, with the Company, pursuant to which such investors have agreed to purchase certain shares of Company Capital Stock prior to the Closing in connection with the Company Pre-Closing Financing.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  As a result of the Merger, the Company will become a wholly owned subsidiary of Nautilus.

1.3                               Closing; Effective Time.  Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Nautilus and the Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Nautilus and the Company (the “Certificate of Merger”).  The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Nautilus and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)                                 the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)                                 the certificate of incorporation of Nautilus shall be identical to the certificate of incorporation of Nautilus immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Nautilus shall file an amendment to its certificate of incorporation to (i) change the name of Nautilus to “Alpine Immune Sciences, Inc.,” and (ii) effect the Nautilus Reverse Stock Split, such amendment to be in the form attached hereto as Exhibit E, with such changes as are mutually agreed by Nautilus and the Company (the “Nautilus Charter Amendment”);

(c)                                  the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d)                                 the directors and officers of Nautilus, each to hold office in accordance with the certificate of incorporation and bylaws of Nautilus, shall be as set forth in Section 5.14; and

(e)                                  the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Nautilus as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.

1.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Nautilus, Merger Sub, the Company or any stockholder of the Company or Nautilus:

(i)                                     any shares of Company Capital Stock held as treasury stock or held or owned by the Company or Merger Sub, or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)                                  subject to Section 1.5(c), each share of Company Capital Stock (including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Nautilus Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)                                 If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Nautilus Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Nautilus Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Nautilus is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)                                  No fractional shares of Nautilus Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Nautilus Common Stock (after aggregating all fractional shares of Nautilus Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Nautilus Closing Price.

(d)                                 All Company Options and Company Warrants outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5.

(e)                                  Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)                                   If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Nautilus Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nautilus Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock and Nautilus Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Nautilus to take any action with respect to Company Capital Stock or Nautilus Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6                               Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7                               Surrender of Certificates.

(a)                                 On or prior to the Closing Date, Nautilus and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”).  At the Effective Time, Nautilus shall deposit with the Exchange Agent: (i) evidence of book-entry shares representing the Nautilus Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c).  The Nautilus Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)                                 Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration:  (i) a letter of transmittal in customary form and containing such provisions as Nautilus may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Nautilus Common Stock.  Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Nautilus:  (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Nautilus Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Nautilus Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Nautilus Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Nautilus Common Stock).  If any Company Stock Certificate shall have been lost, stolen or destroyed, Nautilus may, in its discretion and as a condition precedent to the delivery of any shares of Nautilus Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Nautilus against any claim suffered by Nautilus related to the lost, stolen or destroyed Company Stock Certificate or any Nautilus Common Stock issued in exchange therefor as Nautilus may reasonably request.

(c)                                  No dividends or other distributions declared or made with respect to Nautilus Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Nautilus Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)                                 Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Nautilus upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Nautilus for satisfaction of their claims for Nautilus Common Stock, cash in lieu of fractional shares of Nautilus Common Stock and any dividends or distributions with respect to shares of Nautilus Common Stock.

(e)                                  Each of the Exchange Agent, Nautilus and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law.  To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)                                   No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Nautilus Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.8                               Appraisal Rights.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares.  Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)                                 The Company shall give Nautilus prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Nautilus’ prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.9                               Further Action.  If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.10                        Tax Consequences.  For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by the Company to Nautilus (the “Company Disclosure Schedule”), the Company represents and warrants to Nautilus and Merger Sub as follows:

2.1                               Due Organization; Subsidiaries.

(a)                                 Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)                                 Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)                                  The Company has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2                               Organizational Documents.  The Company has delivered to Nautilus accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

2.3                               Authority; Binding Nature of Agreement.  The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions.  The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Nautilus and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.  Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4                               Vote Required.  The affirmative vote (or written consent) of (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class, and (b) the holders of a majority of the shares of Company Preferred Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a separate class (collectively, the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5                               Non-Contravention; Consents.  Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)                                 contravene, conflict with or result in a material violation of, or to the Knowledge of the Company give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject, except as would not be material to the Company or its business;

(c)                                  contravene, conflict with or result in a material violation of any of the terms or requirements of, or to the Knowledge of the Company, give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries, except as would not be material to the Company or its business;

(d)                                 contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would be material to the Company or its business. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions.  No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

2.6                               Capitalization.

(a)                                 The authorized Company Capital Stock as of the date of this Agreement consists of (i) 46,500,000 shares of Company Common Stock, par value $0.0001 per share, of which 1,340,625 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 22,081,852 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), 5,000,000 of which are designated as Series Seed Preferred Stock and all of which shares have been issued and are outstanding, 14,590,748 of which are designated as Series A-1 Preferred Stock, of which 11,032,029 shares have been issued and are outstanding, and 2,491,104  of which are designated as Series A-2 Preferred Stock, none of which shares have been issued and are outstanding as of the date of this Agreement.  The Company does not hold any shares of its capital stock in its treasury.  As of the date of this Agreement, there are outstanding Company Warrants to purchase 25,000 shares of Company Common Stock and 31,139 shares of Series A-1 Preferred Stock. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, (A) each record holder of issued and outstanding Company Warrants, (B) the number and type of shares subject to each such Company Warrant, (C) the exercise price of each such Company Warrant, (D) the termination date of each such Company Warrant and (E) whether and to what extent any holders of Company Warrants shall be required to exercise such Company Warrants prior to the Effective Time.

(b)                                 All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth in the Investor Agreements, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company.  Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)                                  Except for the Company’s Amended and Restated 2015 Stock Plan, as amended (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.  As of the date of this Agreement, the Company has reserved 3,445,604 shares of Company Common Stock for issuance under the Company Plan, of which 340,625 shares have been issued and are currently outstanding, 2,399,914 have been reserved for issuance upon exercise of Company Options and Company Warrants granted under the Company Plan, and 705,065 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan.  Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement:  (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The Company has made available to Nautilus an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder.  No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d)                                 Except in connection with the Company Pre-Closing Financing and the Second Tranche Closing and except for (x) the outstanding Company Warrants set forth on Section 2.6(a) of the Company Disclosure Schedule and (y) the Company Options set forth on a schedule provided by the Company to Nautilus concurrently with the execution hereof, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e)                                  All outstanding shares of Company Common Stock, Company Preferred Stock, Company Warrants, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7                               Financial Statements.

(a)                                 Concurrently with the execution hereof, the Company has provided to Nautilus true and complete copies of (i) the Company’s unaudited consolidated balance sheets at December 31, 2015 and December 31, 2016, (ii) the Company Unaudited Interim Balance Sheet, (iii) the Company’s unaudited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2015 and December 31, 2016, and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the three months ended March 31, 2017 (collectively, the “Company Financials”).  The Company Financials fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)                                 Each of the Company and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c)                                  Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Nautilus accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2014.

(d)                                 Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.  Since January 1, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.8                               Absence of Changes.  Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Company Material Adverse Effect.

2.9                               Absence of Undisclosed Liabilities.  As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions and the Subscription Agreement; and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10                        Title to Assets.  Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary.  All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11                        Real Property; Leasehold.  Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Nautilus (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12                        Intellectual Property.

(a)                                 The Company, directly or through any of its Subsidiaries, owns, or has the right to use, as currently being used by the Company or any of its Subsidiaries, all Company IP Rights, and with respect to Company IP Rights that are owned by the Company or any of its Subsidiaries, has the right to bring actions for the infringement of such Company IP Rights, in each case except for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Concurrently with the execution hereof, the Company has provided to Nautilus an accurate, true and complete listing of all Company Registered IP.

(c)                                  Section 2.12(c) of the Company Disclosure Schedule accurately identifies (i) all Company Contracts pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(d)                                 Section 2.12(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which the Company or any of its Subsidiaries has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e)                                  Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Company Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(f)                                   Except as identified in Section 2.12(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Section 2.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).  Without limiting the generality of the foregoing:

(i)                                     All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any material Company IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)                               To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company.  To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv)                              Except as identified in Section 2.12(f)(iv) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)                                 The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a material trade secret.

(vi)                              Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights owned or purported to be owned by or exclusively licensed to Company or any of its Subsidiaries to any other Person.  As of the date of this Agreement, except as set forth in Section 2.12(f)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any licenses or covenants not to sue, or sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Company IP Rights to any third party, and there exists no obligation by the Company or any of its Subsidiaries to assign, license or otherwise transfer any of the Company IP Rights to any third party.

(vii)                           To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(g)                                  The Company has delivered or made available to Nautilus, a complete and accurate copy of all Company IP Rights Agreements required to be listed on Section 2.12(c) or Section 2.12(d) of the Company Disclosure Schedule. With respect to each such Company IP Rights Agreement:  (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect, subject to the Enforceability Exceptions; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.  To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company IP Rights Agreements, nor give any third party to any such Company IP Rights Agreement the right to do any of the foregoing.  Following the closing of the transactions contemplated by this Agreement, Nautilus will be permitted to exercise all of the rights of the Company or its Subsidiaries under such agreements to the same extent, in all material respects, the Company or its Subsidiaries would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay.

(h)                                 To the Knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company or its Subsidiaries and such third party.

(i)                                     There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any such Company IP Rights, or the Company’s or any of its Subsidiaries’ right to use, sell, license or dispose of any such Company IP Rights conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(j)                                    Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(k)                                 To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.

(l)                                     Except as set forth in the Contracts listed on Section 2.12(l) of the Company Disclosure Schedule (i) and except for Company Contracts entered into in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would be material to the Company or its business, and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

2.13                        Agreements, Contracts and Commitments.

(a)                                 Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)                                     each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)                                  each Company Contract requiring payments by the Company after the date of this Agreement in excess of $150,000 per year pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment-related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)                               each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)                              each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)                                 each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)                              each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(vii)                           each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)                        each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(ix)                              each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(x)                                 each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xi)                              each Company Real Estate Lease; or

(xii)                           any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)                                 The Company has delivered or made available to Nautilus accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14                        Compliance; Permits; Restrictions.

(a)                                 The Company and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder, the Controlled Substance Act and any other similar Law administered or promulgated by a Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)                                 The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”).  Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit.  Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits.  No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(c)                                  There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)                                 The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency material to the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications.  The Company and each of its Subsidiaries are in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit.  Except for the information and files identified in Section 2.14(d) of the Company Disclosure Schedule, the Company has made available to Nautilus all information requested by Nautilus in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any):  (x) copies of all investigational new drug applications (INDs) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. The Company and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)                                  All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.  No preclinical or clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated.

(f)                                   Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law.  To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or agents.

2.15                        Legal Proceedings; Orders.

(a)                                 There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)                                 Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2015, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c)                                  There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject.  To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

2.16                        Tax Matters.

(a)                                 The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law.  All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law.  Subject to exceptions as would not be material, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)                                 All material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)                                  The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)                                 There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e)                                  No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing.  There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)                                   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)                                  Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(h)                                 Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company).  Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)                                     Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(j)            Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

2.17        Employee and Labor Matters; Benefit Plans.

(a)           Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(b)           Section 2.17(b) of the Company Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of the Company or any of its Subsidiaries (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, any of its Subsidiaries or any Company Affiliate, or under which the Company or any of its Subsidiaries or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).

(c)           With respect to Company Options granted pursuant to the Company Plan, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of the Company Plan and all other applicable Law and (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(d)           Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS.  To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(e)           Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(f)            Neither the Company nor any of its Subsidiaries has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.  Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA.

(g)           No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries or Company Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan.  No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its Subsidiaries or Company Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.  No Company Employee Plan is a Multiple Employer Plan.

(h)           No Company Employee Plan provides for medical or death benefits beyond termination of service, other than pursuant to COBRA or an analogous state law requirement. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded employee benefit plan. No Company Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(i)            Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(j)            To the Knowledge of the Company, no Company Options or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A.  To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder.  No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).

(k)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), indemnification, compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits).

(l)            Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.  Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.  No terminations of employees of the Company or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)          With respect to each Company Employee Plan, the Company has made available to Nautilus a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

(n)           There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union and/or union organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries.  No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees , and there are no labor organizations representing or to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including, but not limited to, through the filing of a petition for representation election.

(o)           Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act.  There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(p)           There is no contract, agreement, plan or arrangement to which the Company or any Company Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

2.18        Environmental Matters.  Since January 1, 2014, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not result in a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received since January 1, 2014, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2014, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance in all material respects with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

2.19        Insurance.  The Company has delivered to Nautilus accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries.  Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof.  Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii)

refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.  The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.20        Subscription Agreement.  The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement.  Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Pre-Closing Financing other than as set forth in the Subscription Agreement.  The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.  The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of each party thereto, subject to the Enforceability Exceptions.  No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Company, any other party thereto, under the Subscription Agreement. To the Knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement.  There are no conditions precedent related to the consummation of the Company Pre-Closing Financing, other than the satisfaction or waiver of the conditions expressly set forth in Sections 4 and 5 of the Subscription Agreement.  To the Knowledge of the Company, the proceeds of the Company Pre-Closing Financing will be made available to the Company prior to the consummation of the Merger.

2.21        No Financial Advisors.  Except as set forth on Section 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.22        Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in the Proxy Statement (including any of the Company Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

2.23        Transactions with Affiliates.  Section 2.23 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2014, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a),

(b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.24        No Other Representations or Warranties.  The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Nautilus nor any other person on behalf of Nautilus makes any express or implied representation or warranty with respect to Nautilus or with respect to any other information provided to the Company, any of its Subsidiaries or their respective stockholders or Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Nautilus set forth in Section 3 (in each case as qualified and limited by the Nautilus Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 3. REPRESENTATIONS AND WARRANTIES OF NAUTILUS AND MERGER SUB

Subject to Section 10.13(h), except (i) as set forth in the written disclosure schedule delivered by Nautilus to the Company (the “Nautilus Disclosure Schedule”) or (ii) as disclosed in the Nautilus SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that (x) any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6; and (y) any matter disclosed in the Nautilus SEC Documents will be deemed to be disclosed in a section of the Nautilus Disclosure Schedule only to the extent that it is readily apparent from a reading of such Nautilus SEC Documents that it is applicable to such section of the Nautilus Disclosure Schedule, Nautilus and Merger Sub represent and warrant to the Company as follows:

3.1          Due Organization; Subsidiaries.

(a)           Each of Nautilus and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)           Nautilus is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Nautilus Material Adverse Effect.

(c)           Nautilus has no Subsidiaries except for Merger Sub and Nautilus does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub.  Nautilus is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Nautilus has not agreed and is not obligated to make, nor is Nautilus bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  Nautilus has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2          Organizational Documents.  Nautilus has made available to the Company accurate and complete copies of Nautilus’ Organizational Documents. Nautilus is not in breach or violation its Organizational Documents in any material respect.

3.3          Authority; Binding Nature of Agreement.  Each of Nautilus and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions.  The Nautilus Board (at meetings duly called and held) has:  (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Nautilus and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Nautilus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options and Company Warrants pursuant to this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Nautilus vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Nautilus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has:  (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Nautilus and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Nautilus and Merger Sub, enforceable against each of Nautilus and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.  Prior to the execution of the Nautilus Stockholder Support Agreements, the Nautilus Board approved the Nautilus Stockholder Support Agreements and the transactions contemplated thereby.

3.4          Vote Required.  The affirmative vote of the holders of a majority of the shares of Nautilus Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Nautilus’ capital stock necessary to approve the Nautilus Stockholder Matters (the “Required Nautilus Stockholder Vote”).

3.5          Non-Contravention; Consents.  Subject to obtaining the Required Nautilus Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Nautilus or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Nautilus or Merger Sub;

(b)           contravene, conflict with or result in a material violation of, or, to the Knowledge of Nautilus, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Nautilus or any of the assets owned or used by Nautilus, is subject, except as would not be material to Nautilus or its business;

(c)           contravene, conflict with or result in a material violation of any of the terms or requirements of, or, to the Knowledge of Nautilus give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Nautilus;

(d)           contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Nautilus Material Contract, or give any Person the right to:  (i) declare a default or exercise any remedy under any Nautilus Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Nautilus Material Contract; (iii) accelerate the maturity or performance of any Nautilus Material Contract; or (iv) cancel, terminate or modify any term of any Nautilus Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Nautilus (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.5 of the Nautilus Disclosure Schedule under any Nautilus Contract, (ii) the Required Nautilus Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Nautilus is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would be material to Nautilus or its business. The Nautilus Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Nautilus Stockholder Support Agreements and to the consummation of the Contemplated Transactions.  No other state takeover statute or similar Law applies or purports to apply to the

Merger, this Agreement, the Nautilus Stockholder Support Agreements or any of the other Contemplated Transactions.

3.6          Capitalization.

(a)           The authorized capital stock of Nautilus consists of (i) 200,000,000 shares of Nautilus Common Stock, par value $0.001 per share, of which 15,656,251 shares have been issued and are outstanding as of March 31, 2017 (the “Capitalization Date”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date.  Nautilus does not hold any shares of its capital stock in its treasury.  As of the date of this Agreement, there are outstanding Nautilus Warrants to purchase 18,534 shares of Nautilus Common Stock. Section 3.6(a) of the Nautilus Disclosure Schedule lists, as of the date of this Agreement, (A) each record holder of issued and outstanding Nautilus Warrants, (B) the number and type of shares subject to each such Nautilus Warrant, (C) the exercise price of each such Nautilus Warrant, (D) the termination date of each such Nautilus Warrant and (E) whether and to what extent any holders of Nautilus Warrants shall be required to exercise such Nautilus Warrants prior to the Effective Time.

(b)           All of the outstanding shares of Nautilus Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  None of the outstanding shares of Nautilus Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Nautilus Common Stock is subject to any right of first refusal in favor of Nautilus.  Except as contemplated herein, there is no Nautilus Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Nautilus Common Stock.  Nautilus is not under any obligation, nor is Nautilus bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Nautilus Common Stock or other securities.  There are no repurchase rights held by Nautilus with respect to shares of Nautilus Common Stock (including shares issued pursuant to the exercise of stock options).

(c)           Except for the N30 Pharmaceuticals, Inc. 2012 Stock Incentive Plan and the Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan (collectively, the “Nautilus Stock Plans”) and the Nivalis Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “Nautilus ESPP”), and except as set forth on Section 3.6(c) of the Nautilus Disclosure Schedule, Nautilus does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Nautilus has reserved 3,921,274 shares of Nautilus Common Stock for issuance under the Nautilus Stock Plans, of which 7,692 shares have been issued and are currently outstanding, 3,351,630 shares have been reserved for issuance upon exercise of Nautilus Options granted under the Nautilus Stock Plans, and 550,225 shares remain available for future issuance pursuant to the Nautilus Stock Plans. As of the date of this Agreement, 180,845 shares of Nautilus Common Stock are reserved and remain available for future issuance pursuant to the Nautilus ESPP. Section 3.6(c) of the Nautilus Disclosure Schedule sets forth the following information with respect to each Nautilus Option outstanding as of the date of this Agreement and that will not expire by its terms on or prior to July 1, 2017:  (i) the name of the optionee; (ii) the number of shares of Nautilus Common Stock subject to such Nautilus Option at the time of grant; (iii) the number of shares of Nautilus Common Stock subject to such Nautilus Option as of the date of this Agreement; (iv) the exercise price of such Nautilus Option; (v) the date on which such Nautilus Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Nautilus Option expires; and (viii) whether such Nautilus Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  Nautilus has made available to the Company accurate and complete copies of the Nautilus Stock Plans and the Nautilus ESPP and the forms of all award agreements evidencing the equity-based awards granted thereunder. As of the date of this Agreement, no employee or other service provider of Nautilus is participating in the ESPP, and there are no ongoing offering periods under the Nautilus ESPP.

(d)           Except for the outstanding Nautilus Warrants and Nautilus Options set forth on Section 3.6(a) and Section 3.6(c) of the Nautilus Disclosure Schedule, respectively, there is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Nautilus; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Nautilus; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Nautilus is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Nautilus.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Nautilus.

(e)           All outstanding shares of Nautilus Common Stock, Nautilus Warrants, Nautilus Options and other securities of Nautilus have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7          SEC Filings; Financial Statements.

(a)           Nautilus has delivered to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Nautilus with the SEC since January 1, 2016 (the “Nautilus SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov.  Except as set forth on Section 3.7(a) of the Nautilus Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Nautilus or its officers with the SEC have been so filed on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Nautilus SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Nautilus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The certifications and statements required by (i)

Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Nautilus SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws.  As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Nautilus SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Nautilus as of the respective dates thereof and the results of operations and cash flows of Nautilus for the periods covered thereby.  Other than as expressly disclosed in the Nautilus SEC Documents filed prior to the date hereof, there has been no material change in Nautilus’ accounting methods or principles that would be required to be disclosed in Nautilus’ financial statements in accordance with GAAP.  The books of account and other financial records of Nautilus and each of its Subsidiaries are true and complete in all material respects.

(c)           Nautilus’ independent registered accounting firm has at all times since the date Nautilus become subject to the applicable provisions of the Sarbanes-Oxley Act been:  (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Nautilus, “independent” with respect to Nautilus within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Nautilus, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)           Nautilus has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Nautilus Common Stock on NASDAQ.  Nautilus has not disclosed any unresolved comments in the Nautilus SEC Documents.

(e)           Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Nautilus, the Nautilus Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)            Nautilus is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

(g)           Nautilus maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Nautilus maintains records that in reasonable detail accurately and fairly reflect Nautilus’ transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Nautilus Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Nautilus’ assets that could have a material effect on Nautilus’ financial statements. Nautilus has evaluated the effectiveness of Nautilus’ internal control over financial reporting as of December 31, 2016, and, to the extent required by applicable Law, presented in any applicable Nautilus SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Nautilus has disclosed to Nautilus’ independent registered accounting firm and the Audit Committee of the Nautilus Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Nautilus’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Nautilus’ internal control over financial reporting. Nautilus has not identified any material weaknesses in the design or operation of Nautilus’ internal control over financial reporting.

(h)           Nautilus’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Nautilus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Nautilus’ management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8          Absence of Changes.  Except as set forth on Section 3.8 of the Nautilus Disclosure Schedule, between December 31, 2016 and the date of this Agreement, Nautilus has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Nautilus Material Adverse Effect.

3.9          Absence of Undisclosed Liabilities.  As of the date hereof, Nautilus does not have any Liability, individually or in the aggregate, except for:  (a) Liabilities disclosed, reflected or reserved against in the Nautilus Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Nautilus since the date of the Nautilus Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000, in the aggregate; (c) Liabilities for performance of obligations of Nautilus under Nautilus Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Section 3.9 of the Nautilus Disclosure Schedule.

3.10        Title to Assets. Nautilus owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Nautilus or its business, including: (a) all assets reflected on the Nautilus Balance Sheet; and (b) all other assets reflected in the books and records of Nautilus as being owned by Nautilus.  All of such assets are owned or, in the case of leased assets, leased by Nautilus free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11        Real Property; Leasehold.  Nautilus does not own and has never owned any real property. Nautilus has made available to the Company (a) an accurate and complete list of all real properties with respect to which Nautilus directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Nautilus, and (b) copies of all leases under which any such real property is possessed (the “Nautilus Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12        Intellectual Property.

(a)           Nautilus owns, or has the right to use, as currently being used by Nautilus, all Nautilus IP Rights, and with respect to Nautilus IP Rights that are owned by Nautilus, has the right to bring actions for the infringement of such Nautilus IP Rights, in each case except for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to have a Nautilus Material Adverse Effect.

(b)           Concurrently with the execution hereof, Nautilus has provided to the Company an accurate, true and complete listing of all Nautilus Registered IP.

(c)           Section 3.12(c) of the Nautilus Disclosure Schedule accurately identifies (i) all Nautilus Contracts pursuant to which Nautilus IP Rights are licensed to Nautilus (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Nautilus’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to Nautilus are exclusive or non-exclusive.

(d)           Section 3.12(d) of the Nautilus Disclosure Schedule accurately identifies each Nautilus Contract pursuant to which Nautilus granted any license under, or any right (whether or not currently exercisable) or interest in, any Nautilus IP Rights to any Person (other than (i) any confidential information provided under confidentiality agreements and (ii) any Nautilus IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Nautilus’ benefit).

(e)           Nautilus is not bound by, and no Nautilus IP Rights are subject to, any Nautilus Contract containing any covenant or other provision that in any way materially limits or restricts the ability of Nautilus to use, exploit, assert, enforce, sell, transfer or dispose of any such

Nautilus IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of Nautilus as currently conducted or planned to be conducted.

(f)            Except as identified in Section 3.12(f) of the Nautilus Disclosure Schedule, to the Knowledge of the Nautilus, Nautilus exclusively owns all right, title, and interest to and in Nautilus IP Rights (other than (i) Nautilus IP Rights exclusively and non-exclusively licensed to Nautilus, as identified in Section 3.12(c) of the Nautilus Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Nautilus solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Nautilus’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).  Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to register or apply for or renew registration of Nautilus Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Nautilus Material Adverse Effect.

(ii)           Each Person who is or was an employee or contractor of Nautilus and who is or was involved in the creation or development of any material Nautilus IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Nautilus and confidentiality provisions protecting trade secrets and confidential information of Nautilus.

(iii)          To the Knowledge of Nautilus, no current or former stockholder, officer, director, or employee of Nautilus has any claim, right (whether or not currently exercisable), or interest to or in any Nautilus IP Rights purported to be owned by Nautilus.  To the Knowledge of Nautilus, no employee of Nautilus is in breach of any Contract with any former employer or other Person concerning Nautilus IP Rights purported to be owned by Nautilus or confidentiality provisions protecting trade secrets and confidential information comprising Nautilus IP Rights purported to be owned by the Nautilus.

(iv)          Except as identified in Section 3.12(f)(iv) of the Nautilus Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Nautilus IP Rights in which Nautilus has an ownership interest.

(v)           Nautilus has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Nautilus holds, or purports to hold, as a material trade secret.

(vi)          Except as identified in Section 3.12(f)(vi) of the Nautilus Disclosure Schedule, Nautilus has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Nautilus IP Rights owned or purported to be owned by or exclusively licensed to Nautilus to any other Person.  As of the date of this Agreement, except as set forth in Section 3.12(f)(vi) of the Nautilus Disclosure Schedule, Nautilus has not granted any licenses or covenants not to sue, or sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Nautilus IP Rights to any third party, and there exists no obligation by Nautilus to assign, license or otherwise transfer any of the Nautilus IP Rights to any third party.

(g)           Nautilus has delivered, or made available to the Company, a complete and accurate copy of all Nautilus IP Rights Agreements required to be listed on Section 3.12(c) or Section 3.12(d) of the Nautilus Disclosure Schedule.  With respect to each such Nautilus IP Rights Agreement:  (i) each such agreement is valid and binding on Nautilus, and in full force and effect, subject to the Enforceability Exceptions; (ii) Nautilus has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Nautilus has not, and to the Knowledge of Nautilus, no other party to any such agreement, is in breach or default thereof in any material respect.  To the Knowledge of Nautilus, the consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any such Nautilus IP Rights Agreement, nor give any third party to any such Nautilus IP Rights Agreement the right to do any of the foregoing.  Following the closing of the transactions contemplated by this Agreement, Nautilus will be permitted to exercise all of the rights of Nautilus under such agreements to the same extent, in all material respects, Nautilus would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Nautilus would otherwise be required to pay.

(h)           To the Knowledge of Nautilus, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Nautilus does not violate any license or agreement between Nautilus and any third party, and, to the Knowledge of Nautilus, does not infringe or misappropriate any Intellectual Property right of any third party, which violation, infringement or misappropriation would reasonably be expected to have a Nautilus Material Adverse Effect.  To the Knowledge of Nautilus, no third party is infringing upon any Nautilus IP Rights or violating any license or agreement between Nautilus and such third party.

(i)            There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Nautilus IP Rights, nor has Nautilus received any written notice asserting that any such Nautilus IP Rights, or Nautilus’ right to use, sell, license or dispose of any such Nautilus IP Rights conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(j)            Each item of Nautilus IP Rights that is Nautilus Registered IP is and at all times has been filed and maintained in compliance with all applicable Laws and all filings,

payments, and other actions required to be made or taken to maintain such item of Nautilus Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Nautilus Material Adverse Effect.

(k)           No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Nautilus conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Nautilus Material Adverse Effect.

(l)            Except as set forth in the Contracts listed on Section 3.12(l) of the Nautilus Disclosure Schedule (i) and except for Nautilus Contracts entered into in the Ordinary Course of Business, Nautilus is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would be material to Nautilus or its business, and (ii) Nautilus has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

3.13        Agreements, Contracts and Commitments.  Section 3.13 of the Nautilus Disclosure Schedule identifies each Nautilus Contract that is in effect as of the date of this Agreement and is:

(a)           a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act,

(b)           a Contract to which Nautilus is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Nautilus in excess of $150,000;

(c)           a Nautilus Real Estate Lease;

(d)           a Contract disclosed in or required to be disclosed in Section 3.12(c) or Section 3.12(d) of the Nautilus Disclosure Schedule;

(e)           a Nautilus Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(f)            a Nautilus Contract requiring payments by Nautilus after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Nautilus on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Nautilus’ ability to terminate employees at will;

(g)           a Nautilus Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(h)           a Nautilus Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(i)            a Nautilus Contract containing (A) any covenant limiting the freedom of Nautilus to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(j)            a Nautilus Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(k)           a Nautilus Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(l)            a Nautilus Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Nautilus or any loans or debt obligations with officers or directors of Nautilus;

(m)          a Nautilus Contract requiring payment by or to Nautilus after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Nautilus; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Nautilus has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Nautilus has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Nautilus; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Nautilus or any Contract to sell, distribute or commercialize any products or service of Nautilus, in each case, except for Nautilus Contracts entered into in the Ordinary Course of Business;

(n)           a Nautilus Contract containing any “standstill” provision with respect to the acquisition of Nautilus Common Stock or other equity securities of Nautilus;

(o)           a Nautilus Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Nautilus in connection with the Contemplated Transactions; or

(p)           any other Nautilus Contract that is not terminable at will (with no penalty or payment) by Nautilus, and (A) which involves payment or receipt by Nautilus after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Nautilus.

Nautilus has delivered or made available to the Company accurate and complete copies of all Contracts to which Nautilus is a party or by which it is bound of the type described in clauses (a)-(o) of the immediately preceding sentence (any such Contract, a “Nautilus Material Contract”). Nautilus has not nor, to Nautilus’ Knowledge as of the date of this Agreement, has any other party to a Nautilus Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Nautilus Material Contract in such manner as would permit any other party to cancel or terminate any such Nautilus Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Nautilus Material Adverse Effect. As to Nautilus, as of the date of this Agreement, each Nautilus Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Nautilus Material Contract to change, any material amount paid or payable to Nautilus under any Nautilus Material Contract or any other material term or provision of any Nautilus Material Contract.

3.14        Compliance; Permits; Restrictions.

(a)           Nautilus is, and since January 1, 2014, has been in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder, the Controlled Substance Act and any other similar Law administered or promulgated by a Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Nautilus.  No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Nautilus, threatened against Nautilus.  There is no agreement, judgment, injunction, order or decree binding upon Nautilus which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Nautilus, any acquisition of material property by Nautilus or the conduct of business by Nautilus as currently conducted, (ii) is reasonably likely to have an adverse effect on Nautilus’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)           Each of Nautilus and Merger Sub holds all required Governmental Authorizations which are material to the operation of the business of Nautilus and Merger Sub as currently conducted (collectively, the “Nautilus Permits”). Section 3.14(b) of the Nautilus Disclosure Schedule identifies each Nautilus Permit.  Each of Nautilus and Merger Sub is in material compliance with the terms of the Nautilus Permits.  No Legal Proceeding is pending or, to the Knowledge of Nautilus, threatened, which seeks to revoke, limit, suspend, or materially modify any Nautilus Permit.

(c)           There are no proceedings pending or, to the Knowledge of Nautilus, threatened with respect to an alleged material violation by Nautilus of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law administered or promulgated by a Drug Regulatory Agency.

(d)           Each of Nautilus and Merger Sub holds all required Governmental Authorizations issuable by any Drug Regulatory Agency material to the conduct of the business of Nautilus and Merger Sub as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Nautilus Product Candidates”) (the “Nautilus Regulatory Permits”) and no such Nautilus Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications.  Each of Nautilus and Merger Sub is in compliance in all material respects with the Nautilus Regulatory Permits and neither Nautilus nor Merger Sub has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Nautilus Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Nautilus Regulatory Permit.  Except for the information and files identified in Section 3.14(d) of the Nautilus Disclosure Schedule, Nautilus has made available to the Company all information requested by the Company in Nautilus’ possession or control relating to the Nautilus Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Nautilus Product Candidates, including complete copies of the following (to the extent there are any):  (x) copies of all investigational new drug applications (INDs) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body.  Each of Nautilus and Merger Sub has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of Nautilus, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)           All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Nautilus or in which Nautilus or its respective products or product candidates, including the Nautilus Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.  No preclinical or clinical trial conducted by or on behalf of Nautilus has been terminated or suspended prior to completion for safety or non-compliance reasons.  Other than as set forth on Section 3.14(e) of the Nautilus Disclosure Schedule, since January 1, 2014, neither Nautilus nor Merger Sub has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Nautilus, threatening to initiate, the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Nautilus or in which Nautilus or its current products or product candidates, including the Nautilus Product Candidates, have participated.  To the extent required, all clinical trials conducted by or on behalf of Nautilus have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

(f)            Except as set forth on Section 3.14(f) of the Nautilus Disclosure Schedule, Nautilus has withdrawn each IND submitted to the FDA and, for each such IND, notified FDA of the withdrawal, ended all clinical investigations conducted under the IND, notified all clinical investigators, assured return or disposal of all stocks of the investigational drug and has otherwise wound down all IND-related activities in accordance with all applicable Laws.

(g)           Nautilus has not been and is not the subject of any pending or, to the Knowledge of Nautilus, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  To the Knowledge of Nautilus, Nautilus has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that has violated or would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.  None of Nautilus, Merger Sub, or, to the Knowledge of Nautilus, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that has resulted in or could result in debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law.  To the Knowledge of Nautilus, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Nautilus or any of its officers, employees or agents.

3.15        Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding and, to the Knowledge of Nautilus, no Person (including any participant in any of Nautilus’ clinical trials) has, since January 1, 2015, threatened in writing to commence any Legal Proceeding:  (i) that involves Nautilus or any Nautilus Associate (in his or her capacity as such) or any of the material assets owned or used by Nautilus; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Except as set forth in Section 3.15(b) of the Nautilus Disclosure Schedule, since January 1, 2015, no Legal Proceeding has been pending against Nautilus that resulted in material liability to Nautilus.

(c)           There is no order, writ, injunction, judgment or decree to which Nautilus, or any of the material assets owned or used by Nautilus is subject.  To the Knowledge of Nautilus, no officer or other Key Employee of Nautilus is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Nautilus or to any material assets owned or used by Nautilus.

3.16        Tax Matters.

(a)           Each of Nautilus and Merger Sub has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law.  All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law.  Subject to exceptions as would not be material, no claim has ever been made by an authority in a jurisdiction where Nautilus does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)           All material Taxes due and owing by Nautilus on or before the date hereof (whether or not shown on any Tax Return) have been paid.  Since the date of the Nautilus Balance Sheet, Nautilus has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Each of Nautilus and Merger Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Nautilus.

(e)           No deficiencies for material Taxes with respect to Nautilus have been claimed, proposed or assessed by any Governmental Body in writing.  There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Nautilus.  Neither Nautilus (nor Merger Sub or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)            Nautilus has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Nautilus is a not party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(h)           Nautilus has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Nautilus).  Nautilus does not have any material Liability for the Taxes of any Person (other than Nautilus and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)            Nautilus has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(j)            Nautilus has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.17        Employee and Labor Matters; Benefit Plans.

(a)           Section 3.17(a) of the Nautilus Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Nautilus (or any trade or business (whether or not incorporated) which is a Nautilus Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Nautilus, or any Nautilus Affiliate, or under which Nautilus or any Nautilus Affiliate has incurred or may incur any liability (each, an “Nautilus Employee Plan”).

(b)           With respect to each Nautilus Employee Plan, Nautilus has made available to the Company a true and complete copy of, to the extent applicable, (i) such Nautilus Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Nautilus Employee Plan, (iv) the most recent summary plan description for each Nautilus Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of Nautilus, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Nautilus Employee Plan.

(c)           Each Nautilus Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS.  To the Knowledge of Nautilus, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Nautilus Employee Plan or the exempt status of any related trust.

(d)           Each Nautilus Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(e)           No Nautilus Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Nautilus nor any Nautilus Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan.  No Nautilus Employee Plan is a Multiemployer Plan, and neither Nautilus nor any Nautilus Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.  No Nautilus Employee Plan is a Multiple Employer Plan.

(f)            Except as set forth in Section 3.17(f) of the Nautilus Disclosure Schedule, no Nautilus Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Nautilus Employee Plan qualified under Section 401(a) of the Code. Nautilus does not sponsor or maintain any self-funded employee benefit plan. No

Nautilus Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(g)           With respect to Nautilus Options granted pursuant to the Nautilus Stock Plans, each Nautilus Option grant was made in accordance with the terms of the Nautilus Stock Plan pursuant to which it was granted and, to the Knowledge of Nautilus, all other applicable Law and regulatory rules or requirements.

(h)           To the Knowledge of Nautilus, no Nautilus Options or other equity-based awards issued or granted by Nautilus are subject to the requirements of Code Section 409A.  To the Knowledge of Nautilus, each 409A Plan under which Nautilus makes, is obligated to make or promises to make, payments complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder.  No payment to be made under any 409A Plan is or, to the Knowledge of Nautilus will be, subject to the penalties of Code Section 409A(a)(1).

(i)            Except as would not reasonably be expected to have a Nautilus Material Adverse Effect, Nautilus is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, indemnification, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Nautilus, threatened or reasonably anticipated against Nautilus relating to any employee, employment agreement or Nautilus Employee Plan (other than routine claims for benefits).  Nautilus has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Nautilus has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.  No terminations of employees of Nautilus prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(j)            There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union and/or union organizing activity, question concerning representation or any similar activity or dispute, affecting Nautilus.  No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.  Nautilus is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Nautilus, purporting to represent or seeking to represent any employees of the Nautilus, including, but not limited to, through the filing of a petition for representation election

(k)           Nautilus is not, nor has Nautilus been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act.  There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Nautilus, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Nautilus Associate, including charges of unfair labor practices or discrimination complaints.

(l)            There is no contract, agreement, plan or arrangement to which Nautilus or any Nautilus Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(m)          Nautilus is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

3.18        Environmental Matters.  Since January 1, 2014, Nautilus has complied with all applicable Environmental Laws, which compliance includes the possession by Nautilus of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Nautilus Material Adverse Effect.  Nautilus has not received since January 1, 2014, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Nautilus is not in compliance with any Environmental Law, and, to the Knowledge of Nautilus, there are no circumstances that may prevent or interfere with Nautilus’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Nautilus Material Adverse Effect.  To the Knowledge of Nautilus: (i) no current or prior owner of any property leased or controlled by Nautilus has received since January 1, 2014, any written notice or other communication relating to property owned or leased at any time by Nautilus, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Nautilus is not in compliance with or violated any Environmental Law relating to such property and (ii) Nautilus has no material liability under any Environmental Law.

3.19        Insurance. Nautilus has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Nautilus and Merger

Sub.  Each of such insurance policies is in full force and effect and Nautilus and Merger Sub are in compliance in all material respects with the terms thereof.  Other than customary end of policy notifications from insurance carriers, since January 1, 2014, Nautilus has not received any notice or other communication regarding any actual or possible:  (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.  Each of Nautilus and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Nautilus for which Nautilus has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Nautilus of its intent to do so.

3.20        Transactions with Affiliates.  Except as set forth in the Nautilus SEC Documents filed prior to the date of this Agreement, since the date of Nautilus’ last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Nautilus pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Section 3.20 of the Nautilus Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Nautilus as of the date of this Agreement.

3.21        No Financial Advisors.  Except as set forth on Section 3.21 of the Nautilus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Nautilus.

3.22        Valid Issuance.  The Nautilus Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23        No Other Representations or Warranties.  Nautilus hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Nautilus, Merger Sub or their respective stockholders or Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Nautilus, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

3.24        Opinion of Financial Advisor.  The Nautilus Board has received an opinion of Ladenburg Thalman & Co., Inc., financial advisor to Nautilus, dated as of the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of Nautilus, from a financial point of view.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1          Operation of Nautilus’ Business.

(a)           Except as set forth on Section 4.1(a) of the Nautilus Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): Nautilus shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Nautilus Material Contracts.

(b)           Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Nautilus Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Nautilus shall not:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Nautilus Common Stock from terminated employees, directors or consultants of Nautilus);

(ii)           sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to:  (A) any capital stock or other security (except for Nautilus Common Stock issued upon the valid exercise of outstanding Nautilus Options or Nautilus Warrants); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)          except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)           (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of the amounts set forth in the Nautilus operating budget delivered to the Company concurrently with the execution of this Agreement;

(vi)          other than as required by applicable Law or the terms of a Nautilus Employee Plan in effect as of the date hereof, (A) adopt, establish or enter into any Nautilus Employee Plan; (B) cause or permit any Nautilus Employee Plan to be amended; (C) other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants;

(D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any new employees, consultants or independent contractors other than in connection with the Wind-Down;

(vii)         enter into any material transaction other than in connection with the Wind-Down;

(viii)        acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)          make, change or revoke any material Tax election, file any material amendment to any Tax Return, settle or compromise any material Tax liability, or adopt or change any material accounting method in respect of Taxes;

(x)           enter into, materially amend or terminate any Nautilus Material Contract other than in connection with or as necessary to effect the Wind-Down;

(xi)          make any expenditures or incur any Liabilities in amounts that exceed the limitations set forth in the Nautilus operating budget delivered to the Company concurrently with the execution of this Agreement in an amount that exceeds, in the aggregate, $500,000; or

(xii)         agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Nautilus prior to the Effective Time. Prior to the Effective Time, Nautilus shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, including any of the covenants in this Section 4.1, at all times during the Pre-Closing Period Nautilus may take any action in furtherance of the Wind-Down; provided that, unless the Company shall have consented to such transaction, such transaction does not impose any post-closing indemnification or other material post-closing obligations or liabilities upon Nautilus or any of its Subsidiaries (including, following the Closing, the Company).

4.2          Operation of the Company’s Business.

(a)           Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Nautilus shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)           Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Nautilus (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)           except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)          sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to:  (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants and shares of Company Capital Stock issued in connection with the Company Pre-Closing Financing or the Second Tranche Closing); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries other than Company Capital Stock issued in connection with the Company Pre-Closing Financing;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)           (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of the amounts set forth in the Company operating budget delivered to Nautilus concurrently with the execution of this Agreement (the “Company Budget”);

(vi)          other than as required by applicable Law or in the Ordinary Course of Business:  (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than grants of options to employees and other service providers in the Ordinary Course of Business; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)         enter into any material transaction outside the Ordinary Course of Business, except in accordance with the Company Budget;

(viii)                        acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business and except in accordance with the Company Budget;

(ix)                              sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than (A) pursuant to non-exclusive licenses in the Ordinary Course of Business and (B) in accordance with the Company Budget);

(x)                                 make, change or revoke any material Tax election; file any material amendment to any Tax Return, settle or compromise any material Tax liability, or adopt or change any material accounting method in respect of Taxes;

(xi)                              other than in connection with the Company Pre-Closing Financing or in accordance with the Company Budget, enter into, materially amend or terminate any Company Material Contract;

(xii)                           make any expenditures or incur any Liabilities in amounts that exceed the limitations set forth in the Company operating budget delivered to Nautilus concurrently with the execution of this Agreement in an amount that exceeds, in the aggregate, $500,000; or

(xiii)                        agree, resolve or commit to do any of the foregoing.

(c)                                  Nothing contained in this Agreement shall give Nautilus, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3                               Access and Investigation.  Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Nautilus, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to:  (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions.  Any investigation conducted by either Nautilus or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

4.4                               No Solicitation.  Each of Nautilus and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly:  (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Nautilus Stockholder Vote in the case of Nautilus), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if:  (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the board of directors of such Party under applicable Law; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) substantially contemporaneously with furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party).  Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.

(b)                                 If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry, or if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof).  Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto. In addition to the foregoing, Nautilus shall provide the Company with at least one Business Day’s written notice of a meeting of the Nautilus Board (or any committee thereof) at which the Nautilus Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c)                                  Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

4.5                               Notification of Certain Matters.  During the Pre-Closing Period, each of the Company, on the one hand, and Nautilus, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs:  (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely.  No notification given to a Party pursuant to this Section 4.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or the Nautilus Disclosure Schedule, as appropriate, for purposes of Sections 6, 7 and 8, as applicable.

Section 5.  ADDITIONAL AGREEMENTS OF THE PARTIES

5.1                               Registration Statement; Proxy Statement.

(a)                                 As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Nautilus shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus.  Nautilus covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company or its Subsidiaries to Nautilus for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Nautilus makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC prior to the filing thereof with the SEC.  Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Nautilus’ stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.  If Nautilus, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Nautilus stockholders.

(b)                                 Prior to the Effective Time, Nautilus shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Nautilus Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice of and to vote pursuant to the Company Stockholder Written Consent; provided, however, that Nautilus shall not be required:  (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c)                                  The Company shall reasonably cooperate with Nautilus and provide, and require its Representatives to provide, Nautilus and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested by Nautilus to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Nautilus a letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Nautilus), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.2                               Company Stockholder Written Consent.

(a)                                 Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than five Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.  Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)                                 Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Nautilus’ advance review and reasonable approval.

(c)                                  The Company agrees that, subject to Section 5.2(d):  (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the

Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Nautilus, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Nautilus or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)                                 Notwithstanding anything to the contrary contained in Section 5.2(c), and subject to compliance with Section 4.4 and Section 5.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Nautilus (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below), negotiate with Nautilus in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after Nautilus shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that Nautilus receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer.  In the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Nautilus with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended.

(e)                                  Other than in connection with a bona fide written Superior Offer (which shall be subject to Section 5.2(d)), the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if:

(A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (B) Nautilus receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Change in Circumstance Notice”); and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, (2) the Company shall have given Nautilus four business days after the Company Change in Circumstance Notice to propose revisions to the terms of this Agreement or make another proposal so that such Company Change in Circumstance would no longer necessitate a Company Board Adverse Recommendation Change, and shall have negotiated in good faith with Nautilus with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Nautilus, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.  For the avoidance of doubt, the provisions of this Section 5.2(e) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance and require a new Company Change in Circumstance Notice, except that the references to four business days shall be deemed to be three business days.

(f)                                   The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

5.3                               Nautilus Stockholders’ Meeting.

(a)                                 Nautilus shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Nautilus Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Nautilus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the Nautilus Charter Amendment (collectively, the “Nautilus Stockholder Matters” and such meeting, the “Nautilus Stockholders’ Meeting”).  The Nautilus Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Nautilus shall take reasonable measures to ensure that all proxies solicited in connection with the Nautilus Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Nautilus Stockholders’ Meeting, or a date preceding the date on which the Nautilus Stockholders’ Meeting is scheduled, Nautilus reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Nautilus Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Nautilus Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Nautilus Stockholders’ Meeting, Nautilus may postpone or adjourn, or make one or more successive postponements or adjournments of, the Nautilus Stockholders’ Meeting as long as the date of the Nautilus Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b)                                 Nautilus agrees that, subject to Section 5.3(c):  (i) the Nautilus Board shall recommend that the holders of Nautilus Common Stock vote to approve the Nautilus Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Nautilus Board recommends that Nautilus’ stockholders vote to approve the Nautilus Stockholder Matters (the recommendation of the Nautilus Board being referred to as the “Nautilus Board Recommendation”); and (iii) the Nautilus Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Nautilus Board shall not publicly propose to withhold, amend, withdraw or modify the Nautilus Board Recommendation) in a manner adverse to the Company, and no resolution by the Nautilus Board or any committee thereof to withdraw or modify the Nautilus Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Nautilus Board Adverse Recommendation Change”).

(c)                                  Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, if at any time prior to the approval of Nautilus Stockholder Matters by the Required Nautilus Stockholder Vote, Nautilus receives a bona fide written Superior Offer, the Nautilus Board may make a Nautilus Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (i) the Nautilus Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Nautilus Board Adverse Recommendation Change would reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) Nautilus has, and has caused its financial advisors and outside legal counsel to, during the Nautilus Notice Period (as defined below), negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after the Company shall have delivered to Nautilus a written offer to alter the terms or conditions of this Agreement during the Nautilus Notice Period, the Nautilus Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Nautilus Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Company receives written notice from Nautilus confirming that the Nautilus Board has determined to change its recommendation at least four Business Days in advance of such Nautilus Board Adverse Recommendation Change, (the “Nautilus Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Nautilus Board Adverse Recommendation Change and, if such reasons are related to a Superior Offer, written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer, Nautilus shall be required to provide the Company with notice of such material amendment and the Nautilus Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Nautilus Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the Nautilus Board shall not make a Nautilus Board Adverse Recommendation Change prior to the end of such Nautilus Notice Period as so extended.

(d)                                 Other than in connection with a bona fide written Superior Officer (which shall be subject to Section 5.3(c)), the Nautilus Board may make a Nautilus Board Adverse Recommendation Change in response to a Nautilus Change in Circumstance, if and only if: (A) the Nautilus Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (B) the Company receives written notice from Nautilus confirming that the Nautilus Board has determined to change its recommendation at least four Business Days in advance of the Nautilus Board Adverse Recommendation Change (the “Nautilus Change in Circumstance Notice”); and (C) (1) Nautilus shall have specified the Nautilus Change in Circumstance in reasonable detail, (2) Nautilus shall have given the Company four business days after the Nautilus Change in Circumstance Notice to propose revisions to the terms of this Agreement or make another proposal so that such Nautilus Change in Circumstance would no longer necessitate a Nautilus Board Adverse Recommendation Change, and shall have negotiated in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Nautilus Board shall have determined, in good faith, that the failure to make the Nautilus Board Adverse Recommendation Change in response to such Nautilus Change in Circumstance is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.  For the avoidance of doubt, the provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to such Nautilus Change in Circumstance and require a new Nautilus Change in Circumstance Notice, except that the references to four business days shall be deemed to be three business days.

(e)                                  Nautilus’ obligation to call, give notice of and hold the Nautilus Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Nautilus Board Recommendation.

(f)                                   Nothing contained in this Agreement shall prohibit Nautilus or the Nautilus Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Nautilus or the Nautilus Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Nautilus is unable to take a position with respect to the bidder’s tender offer unless the Nautilus Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law provided further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act) shall be deemed to be a change of the Nautilus Board Recommendation unless the Nautilus Board expressly publicly reaffirms the Nautilus Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by the Company.

5.4                               Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.5                               Company Options and Company Warrants.

(a)                                 Subject to Section 5.5(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Nautilus Common Stock, and Nautilus shall assume the Company Plans and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plans and the terms of the stock option agreement by which such Company Option is evidenced.   All rights with respect to Company Common Stock under Company Options assumed by Nautilus shall thereupon be converted into rights with respect to Nautilus Common Stock.  Accordingly, from and after the Effective Time: (i) each Company Option assumed by Nautilus may be exercised solely for shares of Nautilus Common Stock; (ii) the number of shares of Nautilus Common Stock subject to each Company Option assumed by Nautilus shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Nautilus Common Stock; (iii) the per share exercise price for the Nautilus Common Stock issuable upon exercise of each Company Option assumed by Nautilus shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Nautilus shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Nautilus in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Nautilus Common Stock subsequent to the Effective Time; and (B) the Nautilus Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Nautilus.  Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Nautilus Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b)                                 Nautilus shall file with the SEC, promptly (and no later than 30 days) after the Effective Time, a registration statement on Form S-8, if available for use by Nautilus, relating to the shares of Nautilus Common Stock issuable with respect to Company Options assumed by Nautilus in accordance with Section 5.5(a).

(c)                                  Subject to Section 5.5(c), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Nautilus Common Stock and Nautilus shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Nautilus shall thereupon be converted into rights with respect to Nautilus Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Nautilus may be exercised solely for shares of Nautilus Common Stock; (ii) the number of shares of Nautilus Common Stock subject to each Company Warrant assumed by Nautilus shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock issuable upon exercise of the Company Warrant, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nautilus Common Stock; (iii) the per share exercise price for the Nautilus Common Stock issuable upon exercise of each Company Warrant assumed by Nautilus shall be determined by dividing the per share exercise price of Company Common Stock or Company Preferred Stock, subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Nautilus shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged.

(d)                                 Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6                               Nautilus Options.  Prior to the Closing, the Nautilus Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Nautilus Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Effective Time.

5.7                               Employee Benefits.  Nautilus and the Company shall cause Nautilus to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 3.17(a) of the Nautilus Disclosure Schedule, subject to the provisions of such agreements.

5.8                               Indemnification of Officers and Directors.

(a)                                 From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Nautilus and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Nautilus or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Nautilus or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations.  Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Nautilus and the Surviving Corporation, jointly and severally, upon receipt by Nautilus or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Nautilus, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)                                 The provisions of the certificate of incorporation and bylaws of Nautilus with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Nautilus that are presently set forth in the certificate of incorporation and bylaws of Nautilus shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Nautilus. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Nautilus shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Nautilus.

(c)                                  From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Nautilus shall fulfill and honor in all respects the obligations of Nautilus to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Nautilus’ Organizational Documents and pursuant to any indemnification agreements between Nautilus and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)                                 From and after the Effective Time, Nautilus shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Nautilus.  In addition, Nautilus shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” (the cost of which shall be a Nautilus Transaction Expense) for the non-cancellable extension of the directors’ and officers’ liability coverage of Nautilus’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Nautilus’ existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Nautilus by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Nautilus’ initial public offering of shares of Nautilus Common Stock).

(e)                                  From and after the Effective Time, Nautilus shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their successful enforcement of the rights provided to such persons in this Section 5.8.

(f)                                   The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Nautilus and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)                                  In the event Nautilus or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Nautilus or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8.  Nautilus shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.8.

5.9                               Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions.  Without limiting the generality of the foregoing, each Party to this Agreement:  (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.10                        Disclosure.  Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless:  (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Nautilus may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Nautilus in compliance with this Section 5.10.

5.11                        Listing.  Nautilus shall use its commercially reasonable efforts: (a) to maintain its existing listing on NASDAQ until the Closing Date and to obtain approval of the listing of the combined company on NASDAQ; (b) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Nautilus Common Stock to be issued in connection with the Contemplated Transactions and (ii) to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Nautilus Common Stock on NASDAQ (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time. Each Party will promptly inform the other Party of all verbal or written communications between NASDAQ and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations.  The Company agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. The Company will cooperate with Nautilus as reasonably requested by Nautilus with respect to the NASDAQ Listing Application and promptly furnish to Nautilus all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.

5.12                        Tax Matters.

(a)                                 The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by applicable Law.

(b)                                 The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(c)                                  Each of the Parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing provisions of this Section 5.12 and shall not take any position inconsistent therewith in the course of any audit, litigation or other Legal Proceeding with respect to U.S. federal income taxes, except as otherwise required by applicable Law or following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Body.

(d)                                 The Company shall use its reasonable best efforts to obtain the opinion of Sidley Austin LLP or another firm of national reputation (“Tax Counsel”) to the effect that the Merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code (the “Tax Opinion”), dated as of the Closing and also dated as of any earlier date as may be required by the SEC in connection with the effectiveness of the Registration Statement. As a condition precedent to the rendering of the Tax Opinion, Nautilus, Merger Sub and the Company shall use reasonable best efforts to execute and deliver to Tax Counsel tax representation letters (the “Tax Representation Letters”), with such customary representations as Tax Counsel shall reasonably request (taking into account the ownership and control of Nautilus following consummation of the Merger), dated and executed as of the date (or dates) of such Tax Opinion, on which such Tax Representation Letters Tax Counsel shall be entitled to rely in delivering the Tax Opinion.

5.13                        Legends.  Nautilus shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Nautilus Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Nautilus for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Nautilus Common Stock.

5.14                        Directors and Officers.  Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 5.14 are elected or appointed, as applicable, to the positions of officers and directors of Nautilus and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.14 is unable or unwilling to serve as officer or director of Nautilus or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Schedule 5.14) shall designate a successor.

5.15                        Termination of Certain Agreements and Rights.  The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Nautilus or the Surviving Corporation.

5.16                        Corporate Identity.  Nautilus shall submit to its stockholders at the Nautilus Stockholders’ Meeting a proposal to approve and adopt the Nautilus Charter Amendment to change the name of Nautilus to “Alpine Immune Sciences, Inc.”, contingent upon the Effective Time.

5.17                        Section 16 Matters.  Prior to the Effective Time, Nautilus shall take all such steps as may be required to cause any acquisitions of Nautilus Common Stock and any options to purchase Nautilus Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to Nautilus, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18                        Cooperation.  Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.19                        Allocation Certificate. The Company will prepare and deliver to Nautilus at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Nautilus setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock, Company Options or Company Warrants, (b) such holder’s name and address; (c) the number and type of Company Capital Stock held and/or underlying the Company Options or Company Warrants as of the Closing Date for each such holder; and (c) the number of shares of Nautilus Common Stock to be issued to such holder, or to underlie any Nautilus Option or Company Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock, Company Options or Company Warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

5.20                        Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement (and in any event within 28 days following the date of this Agreement with respect to the Company Audited Financial Statements), the Company will cause its independent auditors to furnish (i) audited financial statements for the fiscal years ended 2015, and 2016, for inclusion in the Proxy Statement and the Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”).  Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.21                        Nautilus Reverse Stock Split.  If deemed necessary by the Parties, Nautilus shall submit to Nautilus’ stockholders at the Nautilus Stockholders’ Meeting the Nautilus Charter Amendment to authorize the Nautilus Board to effect a reverse stock split of all outstanding shares of Nautilus Common Stock at a reverse stock split ratio mutually agreed to by the Company and Nautilus (the “Nautilus Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Nautilus Reverse Stock Split.

5.22                        Nautilus Wind-Down.  Except as the Parties may otherwise agree or as set forth on Section 5.22 of the Nautilus Disclosure Schedule, Nautilus shall use reasonable efforts to complete the Wind-Down, including the termination of the Nautilus ESPP but excluding the termination of the Nautilus Stock Plans, in each case, except as otherwise agreed by the Parties, and to satisfy in full all liabilities relating to the Wind-Down, at or prior to the Closing.

Section 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1                               Effectiveness of Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3                               Stockholder Approval.  (a) Nautilus shall have obtained the Required Nautilus Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

6.4                               Listing.  The existing shares of Nautilus Common Stock shall have been continually listed on NASDAQ as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Nautilus Common Stock on NASDAQ shall have been obtained and the shares of Nautilus Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NASDAQ as of the Closing.

Section 7.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NAUTILUS AND MERGER SUB

The obligations of Nautilus and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Nautilus, at or prior to the Closing, of each of the following conditions:

7.1                               Accuracy of Representations.  The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).  The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2                               Performance of Covenants.  The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3                               Closing Certificate.  Nautilus shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6 and 7.7 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.

7.4                               Company Pre-Closing Financing.  The Company Pre-Closing Financing shall have been consummated and the Company shall have received the proceeds of the Company Pre-Closing Financing on the terms and conditions set forth in the Subscription Agreement.

7.5                               FIRPTA Certificate.  Nautilus shall have received from the Company a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Nautilus.

7.6                               No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.7                               Termination of Investor Agreements.  The Investor Agreements shall have been terminated.

7.8                               Lock-Up Agreements.  Nautilus shall have received a copy of a lock-up agreement in substantially the form attached hereto as Exhibit F (the “Lock-Up Agreement”) duly executed by each Company Lock-Up Signatory and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Nautilus as of immediately following the Closing, each of which shall be in full force and effect.

7.9                               Company Closing Financial Certificate.  Nautilus shall have received the Company Closing Financial Certificate, a draft of which shall have been provided to Nautilus at least five Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Nautilus to verify and determine the information contained therein, which Company Closing Financial Certificate shall certify that Company Net Cash shall be not less than $38,000,000 as of the Closing.

Section 8.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1                               Accuracy of Representations.  Each of the Nautilus Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Nautilus Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Nautilus and Merger Sub contained in this Agreement (other than the Nautilus Fundamental Representations and the Nautilus Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Nautilus Material Adverse Effect (without giving effect to any references therein to any Nautilus Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Nautilus Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2                               Performance of Covenants.  Nautilus and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3                               Documents.  The Company shall have received the following documents, each of which shall be in full force and effect:

(a)                                 a certificate executed by the Chief Executive Officer or Chief Financial Officer of Nautilus confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5 have been duly satisfied;

(b)                                 written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Nautilus who are not to continue as officers or directors of Nautilus pursuant to Section 5.14 hereof; and

(c)                                  the Nautilus Closing Financial Certificate, a draft of which shall have been provided at least five Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein, which Nautilus Closing Financial Certificate shall certify that Nautilus Net Cash shall be not less than $38,000,000 as of the Closing.

8.4                               Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of Nautilus shall have failed to provide, with respect to any Nautilus SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.5                               No Nautilus Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Nautilus Material Adverse Effect that is continuing.

8.6                               Lock-Up Agreements.  The Company shall have received a copy of a Lock-Up Agreement duly executed by each Nautilus Lock-Up Signatory and each executive officer and director of Nautilus who is elected or appointed, as applicable, as an executive officer and director of Nautilus as of immediately following the Closing, each of which shall be in full force and effect.

8.7                               Tax Opinion.  The Company shall have received the Tax Opinion, dated as of the Closing Date and addressed to the Company.

Section 9.  TERMINATION

9.1                               Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Nautilus Stockholder Matters by Nautilus’ stockholders, unless otherwise specified below):

(a)                                 by mutual written consent of Nautilus and the Company;

(b)                                 by either Nautilus or the Company if the Contemplated Transactions shall not have been consummated by October 18, 2017 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this

Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Nautilus or Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Nautilus shall be entitled to extend the End Date for an additional sixty (60) days;

(c)                                  by either Nautilus or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)                                 by Nautilus if the Required Company Stockholder Vote shall not have been obtained within five Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, Nautilus may not terminate this Agreement pursuant to this Section 9.1(d);

(e)                                  by either Nautilus or the Company if (i) the Nautilus Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Nautilus’ stockholders shall have taken a final vote on the Nautilus Stockholder Matters and (ii) the Nautilus Stockholder Matters shall not have been approved at the Nautilus Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Nautilus Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Nautilus where the failure to obtain the Required Nautilus Stockholder Vote shall have been caused by the action or failure to act of Nautilus and such action or failure to act constitutes a material breach by Nautilus of this Agreement;

(f)                                   by the Company (at any time prior to the approval of the Nautilus Stockholder Matters by the Required Nautilus Stockholder Vote) if a Nautilus Triggering Event shall have occurred;

(g)                                  by Nautilus (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h)                                 by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Nautilus or Merger Sub or if any representation or warranty of Nautilus or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Nautilus’ or Merger Sub’s representations and warranties or breach by Nautilus or Merger Sub is curable by

Nautilus or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Nautilus or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Nautilus or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Nautilus or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h)  (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Nautilus or Merger Sub is cured prior to such termination becoming effective);

(i)                                     by Nautilus, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Nautilus is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Nautilus to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Nautilus to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j)                                    by Nautilus, at any time, if (i) all conditions in Section 6 and Section 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Nautilus irrevocably confirms by written notice to the Company that (A) each of the conditions in Section 7, other than the condition set forth in Section 7.4, has been satisfied or that Nautilus is willing to waive any such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.4 (i.e., consummation of the Company Pre-Closing Financing); provided, that this Agreement shall not terminate pursuant to this Section 9.1(j) unless the condition set forth in Section 7.4 has not been satisfied within ten calendar days after delivery of the written notice from Nautilus to the Company pursuant to clause (ii) of this Section 9.1(j);

(k)                                 by Nautilus, at any time, if (i) all conditions in Section 6 and Section 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Nautilus irrevocably confirms by written notice to the Company that (A) each of the conditions in Section 7, other than the condition set forth in Section 7.9, has been satisfied or that Nautilus is willing to waive any such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.9; provided, that this Agreement shall not terminate pursuant to this Section 9.1(k) unless the condition set forth in Section 7.9 has not been satisfied within ten calendar days after delivery of the written notice from Nautilus to the Company pursuant to clause (ii) of this Section 9.1(k);

(l)                                     by the Company, at any time, if (i) all conditions in Section 6 and Section 7 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) the Company irrevocably confirms by written notice to Nautilus that (A) each of the conditions in Section 8, other than the condition set forth in Section 8.3(c), has been satisfied or that the Company is willing to waive any such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 8.3(c); provided, that this Agreement shall not terminate pursuant to this Section 9.1(l) unless the condition set forth in Section 8.3(c) has not been satisfied within ten calendar days after delivery of the written notice from Nautilus to the Company pursuant to clause (ii) of this Section 9.1(l);

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3                               Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 9.3 and Section 5.11 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Nautilus and the Company shall also share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)                                 If (i) this Agreement is terminated by Nautilus or the Company pursuant to Section 9.1(e), (ii) at any time after the date of this Agreement and prior to the Nautilus Stockholders’ Meeting an Acquisition Proposal with respect to Nautilus shall have been publicly announced, disclosed or otherwise communicated to the Nautilus Board and (iii) within 12 months after the date of such termination, Nautilus enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Nautilus shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $2,500,000 (the “Company Termination Fee”), less any amount previously paid to the Company pursuant to Section 9.3(g), plus any amount payable to the Company pursuant to Section 9.3(i).

(c)                                  If this Agreement is terminated by the Company pursuant to Section 9.1(f), then Nautilus shall pay to the Company, within ten Business Days after termination, the Company Termination Fee, in addition to any amount payable to the Company pursuant to Section 9.3(i).

(d)                                 If (i) this Agreement is terminated by Nautilus pursuant to Section 9.1(d), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, and (iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Nautilus, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $2,500,000 (the “Nautilus Termination Fee”), in addition to any amount payable to Nautilus pursuant to Section 9.3(i).

(e)                                  If (i) this Agreement is terminated by Nautilus pursuant to Section 9.1(g), then the Company shall pay to Nautilus, within ten Business Days after termination, the Nautilus Termination Fee, in addition to any amount payable to Nautilus pursuant to Section 9.3(i).

(f)                                   If this Agreement is terminated by Nautilus pursuant to Section 9.1(j), then the Company shall pay to Nautilus, within ten Business Days after termination, the Nautilus Termination Fee, in addition to any amount payable to Nautilus pursuant to Section 9.3(i).

(g)                                  (i) If this Agreement is terminated by the Company pursuant to Section 9.1(h) or Section 9.1(e) or (ii) in the event of the failure of the Company to consummate the transactions to be contemplated at the Closing solely as a result of a Nautilus Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to Nautilus’ obligation to close set forth in Section 6  and Section 7 have been satisfied by the Company, are capable of being satisfied by the Company or have been waived by Nautilus), then Nautilus shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $1,000,000, by wire transfer of same-day funds within ten Business Days following the date on which the Company submits to Nautilus true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that in no event shall Nautilus be obligated to reimburse the Company for any amounts payable to financial advisors to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisors pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisors.

(h)                                 (i) If this Agreement is terminated by Nautilus pursuant to Section 9.1(i) or (ii) in the event of the failure of Nautilus to consummate the transactions to be consummated at the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.6 (provided, that at such time all of the other conditions precedent to the Company’s obligation to close set forth in Section 6 and Section 8 have been satisfied by Nautilus, are capable of being satisfied by Nautilus or have been waived by the Company), the Company shall reimburse Nautilus for all Third Party Expenses incurred by Nautilus up to a maximum of $1,000,000, by wire transfer of same-day funds within ten Business Days following the date on which Nautilus submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that in no event shall the Company be obligated to reimburse Nautilus for any amounts payable to financial advisors to Nautilus except for reasonably documented out-of-pocket expenses otherwise reimbursable by Nautilus to such financial advisors pursuant to the terms of Nautilus’ engagement letter or similar arrangement with such financial advisors.

(i)                                     If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(j)                                    The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Nautilus or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion.  Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.  Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this

Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10.  MISCELLANEOUS PROVISIONS

10.1                        Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Nautilus and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2                        Amendment.  This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Nautilus at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Nautilus Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Nautilus.

10.3                        Waiver.

(a)                                 No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4                        Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5                        Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably waives the right to trial by jury.

10.6                        Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7                        Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Nautilus or Merger Sub:

Nivalis Therapeutics, Inc.

3122 Sterling Circle

Boulder, CO 80301

Attention:  Mike Carruthers

Email:  mike.carruthers@nivalis.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax:  (650) 463-2600

Attention:  Alan Mendelson; Chad Rolston

Email:  alan.mendelson@lw.com; chad.rolston@lw.com

and

Ballard Spahr LLP

1225 17th Street, Suite 2300

Denver, CO 80202-5596

Fax:  (303) 296-3956

Attention:  Carin M. Cutler

Email:  cutlerc@ballardspahr.com

if to the Company:

Alpine Immune Sciences, Inc.

201 Elliott Avenue West

Seattle, WA 98119

Attention:  Mitchell H. Gold, M.D.

Email:  mgold@alpinebio.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1001 Page Mill Road

Building 1

Palo Alto, CA 94304

Fax:  (650) 565-7100

Attention: Sam Zucker

Email:  szucker@sidley.com

and

Ascent Law Partners, LLP

719 Second Avenue, Suite 1150

Seattle, WA 98104

Attention: Van Katzman

Email: vkatzman@ascentllp.com

10.9                        Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11                 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13                 Construction.

(a)                                 For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 The use of the word “or” shall not be exclusive.

(e)                                  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)                                   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)                                 The Parties agree that the Company Disclosure Schedule or Nautilus Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively.  The disclosures in any section or subsection of the Company Disclosure Schedule or the Nautilus Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The disclosures in any section or subsection of the Nautilus Disclosure Schedule shall qualify other sections and subsections in Section 3, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)                                     “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Nautilus SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NIVALIS THERAPEUTICS, INC.

By:	/s/ R. Michael Carruthers

Name:	R. Michael Carruthers

Title:	Interim President and Chief Financial Officer

NAUTILUS MERGER SUB, INC.

By:	/s/ R. Michael Carruthers

Name:	R. Michael Carruthers

Title:	President and Chief Executive Officer

ALPINE IMMUNE SCIENCES, INC.

By:	/s/ Mitchell H. Gold, M.D.

Name:	Dr. Mitchell H. Gold

Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

a)             For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Nautilus, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Nautilus or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction:  (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of the Company, the following shall not be deemed an “Acquisition Transaction:” (x) the Company Pre-Closing Financing; or (y)  the Second Tranche Closing; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by Nautilus and the Company).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (a) cash and cash equivalents, (b) marketable securities, (c) accounts, interest and other receivables (to the extent determined to be collectible) and (d) deposits (to the extent refundable).

“Cash Determination Time” means (a) in the event that the Anticipated Closing Date occurs on or before July 31, 2017, the close of business on the last Business Day prior to the Anticipated Closing Date or (b) in the event that the Anticipated Closing Date occurs on or after August 1, 2017, the close of business on the last Business Day of the month immediately preceding the month in which the Anticipated Closing Date occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(d).

“Company Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company or its Subsidiaries that was neither known to the Company Board nor, in their reasonable estimation, reasonably likely to occur, as of the date of the Agreement (or the consequences of which were not known to the Company Board, in their reasonable estimation, or reasonably foreseeable based on facts known to the Company Board as of the date of the Agreement); provided, that “Company Change in Circumstance” shall not include any such event, development or change to the extend related to (i) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (ii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.

“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company, on behalf of the Company and not in his or her personal capacity, certifying Company Net Cash as of the Anticipated Closing Date.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract:  (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a), 2.3, 2.4 and 2.21.

“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company or its Subsidiaries that is necessary for or used in the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.

“Company Lock-Up Signatories” means those Persons set forth on Section A of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect:  (a) any rejection by a Governmental Body of a registration or filing by the Company relating to the Company IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement;  (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (e) any change in GAAP or applicable Law or the interpretation thereof; (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate; or (g) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (d), (e) and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Net Cash” means (a) Company Cash and Cash Equivalents as of the Anticipated Closing Date, determined in a manner substantially consistent with the manner in which such items were determined for the Company Financials, minus (b) the sum of (without duplication) (i) the Company’s accounts payable and accrued expenses (including accrued tax liabilities, but excluding accrued expenses which are Company Transaction Expenses) and the Company’s other current liabilities payable in cash, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for the Company Financials, (ii) any Company Transaction Expenses, and (iii) any indebtedness for borrowed money of the Company.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Pre-Closing Financing” means an acquisition of Company Common Stock to be consummated prior to the Closing pursuant to the Subscription Agreement with aggregate gross cash proceeds to the Company of at least $17.0 million (not including any conversion of promissory notes in connection therewith) at a purchase price of $6.327 per share.

“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Transaction Expenses” means Transaction Expenses of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4);  or (c) the Company or any director or officer of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.2 of the Agreement.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2017 provided to Nautilus prior to the date of the Agreement.

“Confidentiality Agreement” means the Mutual Confidential Non-Disclosure Agreement dated as of January 30, 2017, between the Company and Nautilus.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•                  “Aggregate Valuation” means the sum of (a) the Company Valuation, plus (b) the Nautilus Valuation.

•                  “Company Valuation” means $142,300,000.

•                  “Company Allocation Percentage” the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•                  “Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Nautilus Shares by (ii) the Company Allocation Percentage.

•                  “Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time, (ii) the consummation of the Company Pre-Closing Financing and the issuance of all Company Common Stock pursuant to the Subscription Agreement, and (iii) the issuance of shares of Company Capital Stock in respect of all other outstanding options, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Common Stock reserved for issuance other than with respect to outstanding Company Options under the Company’s 2015 Stock Plan).

•                  “Nautilus Allocation Percentage” the quotient (rounded to two decimal places) determined by dividing (i) the Nautilus Valuation by (ii) the Aggregate Valuation.

•                  “Nautilus Outstanding Shares” means the total number of shares of Nautilus Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, but assuming, without limitation or duplication, (i) with respect to Nautilus Options, the cashless exercise solely of those Nautilus Options outstanding as of immediately prior to the Effective Time with an exercise price less than the Nautilus Closing Price (and otherwise disregarding any other Nautilus Options), (ii) with respect to Nautilus Warrants, the cashless exercise solely of those Nautilus Warrants outstanding as of immediately prior to the Effective Time with an exercise price less than the Nautilus Closing Price (and otherwise disregarding any other Nautilus Warrants), and (iii) the issuance of shares of Nautilus Common Stock in respect of all other outstanding options, warrants or rights to receive such shares (assuming cashless exercise using the Nautilus Closing Price in the case of options, warrants and other similar rights), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Nautilus Common Stock reserved for issuance other than with respect to outstanding Nautilus Options under the Nautilus Stock Plans).

•                  “Nautilus Valuation” means $50,000,000.

•                  “Post-Closing Nautilus Shares” means the quotient determined by dividing (i) the Nautilus Outstanding Shares by (ii) the Nautilus Allocation Percentage.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including NASDAQ).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means United States, foreign and international (a) patents, patent applications, provisional applications, statutory invention registrations and invention disclosures, and all divisionals, continuations, continuations-in-part, substitutions, renewals, extensions, reexaminations and reissues of the foregoing, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, brands logos and other source identifiers, including registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) copyrights and works of authorship, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, inventions, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Nautilus, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities.  Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NASDAQ or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means the Nasdaq Stock Market, including the Nasdaq Global Market or such other Nasdaq market on which shares of Nautilus Common Stock are then listed.

“Nautilus Affiliate” means any Person that is (or at any relevant time was) under common control with Nautilus within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Nautilus Associate” means any current or former employee, independent contractor, officer or director of Nautilus.

“Nautilus Balance Sheet” means the audited balance sheet of Nautilus as of December 31, 2016, included in Nautilus’ Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC.

“Nautilus Board” means the board of directors of Nautilus.

“Nautilus Capitalization Representations” means the representations and warranties of Nautilus and Merger Sub set forth in Sections 3.6(a) and 3.6(d).

“Nautilus Change in Circumstance” means any material event or development or material change in circumstances with respect to Nautilus that was neither known to the Nautilus Board nor, in their reasonable estimation, reasonably likely to occur, as of the date of the Agreement (or the consequences of which were not known to the Nautilus Board, in their reasonable estimation, or reasonably foreseeable based on facts known to the Nautilus Board as of the date of the Agreement); provided, that “Nautilus Change in Circumstance” shall not include any such event, development or change to the extend related to (i) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (ii) the fact, in and of itself, that Nautilus meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.

“Nautilus Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of Nautilus, on behalf of Nautilus and not in his or her personal capacity, certifying Nautilus Net Cash as of the Anticipated Closing Date.

“Nautilus Closing Price” means the volume weighted average closing trading price of a share of Nautilus Common Stock on NASDAQ for the five trading days ending the trading day immediately prior to the date upon which the Merger becomes effective.

“Nautilus Common Stock” means the Common Stock, $0.001 par value per share, of Nautilus.

“Nautilus Contract” means any Contract:  (a) to which Nautilus is a party; (b) by which Nautilus or any Nautilus IP Rights or any other asset of Nautilus is or may become bound or under which Nautilus has, or may become subject to, any obligation; or (c) under which Nautilus has or may acquire any right or interest.

“Nautilus Fundamental Representations” means the representations and warranties of Nautilus and Merger Sub set forth in Sections 3.1(a), 3.1(b), 3.3, 3.4 and 3.21.

“Nautilus IP Rights” means all Intellectual Property owned by, licensed to, or controlled by Nautilus that is necessary for or used in the business of Nautilus as presently conducted.

“Nautilus IP Rights Agreement” means any Contract governing, related or pertaining to any Nautilus IP Rights.

“Nautilus Lock-Up Signatories” means those Persons set forth on Section A of the Nautilus Disclosure Schedule.

“Nautilus Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Nautilus Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Nautilus; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Nautilus Material Adverse Effect: (a) any rejection by a Governmental Body of a registration statement or filing by Nautilus relating to the Nautilus IP Rights; (b) the termination, sublease or assignment of Nautilus’ facility lease, or failure to do the foregoing; (c) the announcement of the Agreement or the pendency of the Contemplated Transactions; (d) any change in the stock price or trading volume of Nautilus Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Nautilus Common Stock may be taken into account in determining whether a Nautilus Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (e) the taking of any action, or the failure to take any action, by Nautilus that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.1(b) of the Nautilus Disclosure Schedule; (f) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (g) any change in GAAP or applicable Law or the interpretation thereof; (h) general economic or political conditions or conditions generally affecting the industries in which Nautilus operates; (i) continued losses from operations or decreases in cash balances of Nautilus not materially inconsistent with kind and degree of losses from operations and decreases in cash balances which have occurred between December 31, 2016 and the date of this Agreement; or (j) the winding down of Nautilus’ operations not materially inconsistent with the kind and degree of winding down activities which have occurred between December 31, 2016 and the date of this Agreement; except, in each case with respect to clauses (f), (g) and (h), to the extent disproportionately affecting Nautilus relative to other similarly situated companies in the industries in which Nautilus operates.

“Nautilus Net Cash” means (a) Nautilus’ Cash and Cash Equivalents as of the Anticipated Closing Date, determined in a manner substantially consistent with the manner in which such items were determined for Nautilus’ most recent SEC filings, minus (b) the sum of (without duplication) (i) Nautilus’ accounts payable and accrued expenses (including accrued tax liabilities, but excluding accrued expenses which are Nautilus Transaction Expenses) and Nautilus’ other current liabilities payable in cash, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for Nautilus’ most recent SEC filings, (ii) any Nautilus Transaction Expenses, (iii) any costs or expenses of the Wind-Down, and (iv) any indebtedness for borrowed money of Nautilus.  Notwithstanding the foregoing, Nautilus Net Cash shall be increased by an amount equal to 50% of the aggregate amount of any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with any potential or actual securityholder litigation arising or resulting from the Agreement, the Merger or the other Contemplated Transactions and that may be brought in connection with or on behalf of any Nautilus securityholder’s interest in Nautilus Common Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy), to the extent that such costs or expenses have otherwise reduced Nautilus Net Cash.

“Nautilus Options” means options or other rights to purchase shares of Nautilus Common Stock issued by Nautilus.

“Nautilus Registered IP” means all Nautilus IP Rights that are owned by or exclusively licensed to Nautilus that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Nautilus Reverse Stock Split” shall have the meaning set forth in Section 5.21.

“Nautilus Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Nautilus Transaction Expenses” means the Transaction Expenses of Nautilus.

“Nautilus Triggering Event” shall be deemed to have occurred if: (a) Nautilus shall have failed to include in the Proxy Statement the Nautilus Board Recommendation or shall have made a Nautilus Board Adverse Recommendation Change; (b) the Nautilus Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (c) Nautilus shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (d) Nautilus or any director or officer of Nautilus shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.3 of the Agreement.

“Nautilus Warrants” means the outstanding warrants to purchase Nautilus Common Stock set forth in Section 3.6(a) of the Nautilus Disclosure Schedule.

“Ordinary Course of Business” means, in the case of each of the Company and Nautilus, such actions taken in the ordinary course of its normal operations and consistent with its past practices (which, in the case of Nautilus, shall include the Wind-Down).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Nautilus.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Nautilus Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Nautilus, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries or Nautilus, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Proxy Statement” means the proxy statement to be sent to Nautilus’ stockholders in connection with the Nautilus Stockholders’ Meeting.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Nautilus Common Stock) to be filed with the

SEC by Nautilus registering the public offering and sale of Nautilus Common Stock to some or all holders of Company Common Stock in the Merger, whether or not including the shares of Nautilus Common Stock to be issued in exchange for shares of Company Common Stock issued in connection with the consummation of the Company Pre-Closing Financing, but including all shares of Nautilus Common Stock to be issued in exchange for all other shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Tranche Closing” means the Second Tranche Closing of the Company’s Series A-1 Preferred Stock, as such terms are defined in that certain Series A Preferred Stock Purchase Agreement of the Company dated June 10, 2016.

“Securities Act” means the Securities Act of 1933.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit D, among the Company and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Company Capital Stock set forth therein in connection with the Company Pre-Closing Financing.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that:  (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Nautilus Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Nautilus’ stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not reasonably capable of being obtained by such third party.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to any Person, the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of such Person or its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash cost of any retention payments that are or become due to any employee of such Person or its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, and (c) any costs, fees and expenses incurred by such Person or its Subsidiaries, or for which such Person or its Subsidiaries is liable, in connection with the negotiation, preparation and execution of the Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person or its Subsidiaries.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Wind-Down” means the cessation by Nautilus of all research and development activities, the termination of all employees of Nautilus, the termination of all Nautilus Contracts (to the extent terminable without breach), the satisfaction and payment of all severance and change of control payment obligations, termination of all Nautilus employee benefit plans, the termination of all Nautilus stock option and other equity incentive plans, and the winding down of business operations of Nautilus, in each case, unless otherwise agreed by the Parties in writing.

b)             Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

409 A Plan	2.17(j)
Allocation Certificate	5.19

Term	Section

Capitalization Date	3.6(a)
Certificate of Merger	1.3
Certification	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Recommendation	5.2(a)
Company Budget	4.2(b)
Company Change in Circumstance Notice	5.2(e)
Company Disclosure Schedule	2
Company Employee Plan	2.17(b)
Company Financials	2.7(a)
Company Material Contract	2.13
Company Plan	2.6(c)
Company Permits	2.14(b)
Company Preferred Stock	2.6(a)
Company Product Candidates	2.14(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.14(d)
Company Stock Certificate	1.6
Company Stockholder Support Agreements	Recitals
Company Stockholder Written Consent	Recitals
Company Termination Fee	9.3(b)
Costs	5.8(a)
D&O Indemnified Party	5.8(a)
Dissenting Shares	1.8(a)
Drug Regulatory Agency	2.14(c)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FDA	2.14(c)
FDCA	2.14(c)
GAAP	2.7(a)
Investor Agreements	5.15
Liability	2.9
Merger	Recitals
Merger Sub	Preamble
Nautilus	Preamble
Nautilus Board Recommendation	5.3(b)
Nautilus Change in Circumstance Notice	5.3(d)
Nautilus Charter Amendment	1.4(b)
Nautilus Disclosure Schedule	3
Nautilus Employee Plan	3.17(a)

Term	Section

Nautilus Material Contract	3.13
Nautilus Notice Period	5.3(c)
Nautilus Permits	3.14(b)
Nautilus Product Candidates	3.14(d)
Nautilus Regulatory Permits	3.14(d)
Nautilus Real Estate Leases	3.11
Nautilus Reverse Stock Split	5.21
Nautilus SEC Documents	3.7(a)
Nautilus Stock Plans	3.6(c)
Nautilus Stockholders’ Meeting	5.3(a)
Nautilus Stockholder Support Agreements	Recitals
Notice Period	5.2(d)
Pre-Closing Period	4.1(a)
Required Company Stockholder Vote	2.4
Required Nautilus Stockholder Vote	3.4
Surviving Corporation	1.1
Tax Counsel	5.12(d)
Tax Opinion	5.12(d)
Tax Representation Letters	5.12(d)
Third Party Expenses	9.3(g)